UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Yahoo! Inc.

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Yahoo! Inc. released the following press release on June 6, 2008.
Yahoo! Inc. Statement on Carl Icahn’s Letter of June 6, 2008
SUNNYVALE, Calif., June 6, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, today issued the following response to Carl Icahn in response to his letter dated June 6, 2008:
Leaving aside Mr. Icahn’s inaccurate interpretation of our retention plan, we again note that he has no credible plan to operate Yahoo!. We believe that Mr. Icahn’s suggestion that we cancel our retention plan would have a destabilizing impact on Yahoo! and would clearly not be in the best interests of our shareholders. Furthermore, his suggestion that we put out a price publicly to see if Microsoft will alter its stated position is ill-advised. As we have stated numerous times publicly and privately, we are open to any transaction including a sale to Microsoft if it is in the best interests of shareholders.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Important Additional Information
Yahoo! will be filing a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2008 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2008 definitive proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2008 definitive proxy statement and other documents filed by Yahoo! with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Yahoo!’s website at yhoo.client.shareholder.com. Yahoo!, its directors, and certain of its officers may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2008 annual meeting of stockholders. Information concerning Yahoo!’s directors and officers is available in its preliminary proxy statement filed with the SEC on June 3, 2008.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contacts:
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investor)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com